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                                                             EXHIBIT NO. 99.7(h)

                      [MFS(R) INVESTMENT MANAGEMENT LOGO]
                         WE INVENTED THE MUTUAL FUND(R)

             500 BOYLSTON STREET - BOSTON - MASSACHUSETTS 02116-3741
                                 617 - 954-5000

                                                               September 2, 2005

State Street Bank and Trust Company
Attn: Jean Carr
Legal Division, Mutual Fund Services
2 Avenue de Lafayette, LCC# 2S
Boston MA 02111

     Re: MFS SERIES TRUST XII

     In connection with your agreement to act as Custodian for the Fund, this letter serves to confirm that the Fund agrees to be bound by the provisions of the Custodian Agreement dated July 2, 2001 and Amendment No. 2 to Custodian Agreement dated May 2, 2003, between MFS Series Trust XII and State Street Bank and Trust Company. The Fund will use the State Street Global Custody Network for assets held outside of the United States.

     Please indicate your acceptance of the foregoing by executing two copies of this letter and returning one copy to the Trust.

                                          MFS SERIES TRUST XII on behalf of:
                                          MFS LIFETIME RETIREMENT INCOME FUND
                                          MFS LIFETIME 2010 FUND
                                          MFS LIFETIME 2020 FUND
                                          MFS LIFETIME 2030 FUND
                                          MFS LIFETIME 2040 FUND


                                          By: SUSAN S. NEWTON
                                              ----------------------------------
                                              Susan S. Newton
                                              Its: Assistant Secretary


Accepted and agreed to:
STATE STREET BANK AND TRUST COMPANY


By: JOSEPH L. HOOLEY
    -----------------------------------
    Joseph L. Hooley
    Title: Executive Vice President